April 19, 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Todd Shipyards Corporation, which will be held at the Company's offices at 1801-16th Avenue SW, Seattle, Washington 98134, on Tuesday, May 23, 2006, at 8:00 a.m.

Details of the business to be conducted at the special meeting are given in the attached Notice of Special Meeting and Proxy Statement.

Whether or not you attend the special meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the special meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Sincerely,

Patrick W.E. Hodgson

Chairman

TODD SHIPYARDS CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

April 19, 2006

To the Shareholders:

A special meeting of the shareholders of Todd Shipyards Corporation will be held at the Company's offices, 1801-16th Avenue SW, Seattle, Washington 98134-1089, on Tuesday, May 23, 2006, at 8:00 a.m. for the following purposes:

1.	To consider and vote upon proposed amendments to the Company's Incentive Stock Compensation Plan and to the 2003 Incentive Stock Compensation Plan.
2.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on April 17, 2006, are entitled to notice of, and to vote at, this meeting.

By order of the Board of Directors

Michael G. Marsh

Secretary

Seattle, Washington

IMPORTANT

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save the Company the expenses and extra work of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

TODD SHIPYARDS CORPORATION

1801-16th Avenue SW
Seattle, WA 98134-1089

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 23, 2006

This Proxy Statement, which was first mailed to shareholders on or about April 19, 2006, is furnished in connection with the solicitation of proxies by the Board of Directors of Todd Shipyards Corporation (the "Company" or "Todd"), to be voted at the special meeting of the shareholders of the Company (the "Meeting"), which will be held at 8:00 a.m. on May 23, 2006, at the Company's executive offices at 1801- 16th Avenue SW, Seattle, Washington 98134-1089, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.

Voting and Proxies

Only holders of record of the Common Stock at the close of business on April 17, 2006 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the date of filing this proxy statement, there were 5,524,835 issued and outstanding shares of Common Stock. Non-record beneficial owners of shares of Common Stock held in brokerage or fiduciary accounts should consult their broker or fiduciary holder to determine the manner of exercising voting rights for which such non-record beneficial owners are entitled.

Each stockholder is entitled to one vote for each share held of record on that date on all matters which may come before the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the amendments to the Plans.

Any proxy given pursuant to this solicitation is revocable by the communication of such revocation in writing to the Secretary of the Company at any time prior to the exercise thereof, and any person executing a proxy who attends the Meeting may vote in person by ballot instead of by proxy, thereby revoking any previously executed proxy. All shares represented by properly executed proxies will, unless such proxies have been previously revoked, be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of Proposal One concerning the amendment of the Company's Incentive Stock Compensation Plans. The persons named in the proxies will have discretionary authority to vote all proxies with respect to any additional matters that are properly presented for action at the Meeting.

Under applicable rules of the New York Stock Exchange, shareholder action with respect to an amendment of the Company's Incentive Stock Compensation Plans is not deemed to be a routine matter. Accordingly, NYSE Member Firms may not vote shares held in "street name" with respect to such matter in the absence of express direction from their clients who beneficially own such shares. Any such "broker non-votes" will be the equivalent of votes against the approval of the amendment to the Company's Incentive Stock Compensation Plan.

Background and Reason for Proposed Amendments to the Company's Incentive Stock Compensation Plan

On March 27, 2006, the Company announced the decision by the Board of Directors to distribute excess cash to shareholders in the coming year. This decision has two components:

-	An increase in the regular dividend from $0.10 per quarter to $0.15 per quarter; and
-	An extraordinary dividend of $4.00 per share, contingent upon approval of certain amendments to our stock compensation plans explained in this proxy statement.

The contributions of our employees have been critical to the success that allowed the Company to take these actions. Our stock compensation plans have played an important role in motivating this performance. Because our stock plans did not contemplate an extraordinary dividend to shareholders, the Board has approved plan amendments and award adjustments that would ensure employees that hold awards under our stock plans are not disadvantaged by the extraordinary dividend. The Board and management determined that it would be appropriate to present the plan amendments to shareholders for their approval.

The amendments will permit and result in adjustment of vested and unvested stock options to maintain their economic value after the extraordinary dividend equivalent to their pre-dividend value. In theory (and disregarding other events that may affect financial markets), when a company transfers part of its assets to shareholders in the form of a cash dividend, its stock price declines by the amount of the dividend once the ex-dividend date passes. For shareholders, any stock price decline is offset by the cash they receive in the form of the dividend. The Company's existing stock options are not eligible to receive a dividend, so the Company proposes to adjust these awards based on the amount of the extraordinary dividend, applying the same arithmetic formula that would be used for other capital events such as stock splits or reorganizations.

The specific details of the adjustments are explained in the next section of this summary. The Company believes it is appropriate that all holders of the Company's equity, including holders of stock options, be treated equally with respect to the extraordinary dividend. If the Proposal, which relates to the amendments to our Incentive Stock Compensation Plans, is not approved by shareholders, out of fairness to our employees the extraordinary dividend would not be made, and the Board and management would consider other alternatives.

It is the intention of the Board of Directors that the declaration and payment of the extraordinary dividend should be neutral to the holders of options, including the tax treatment of such options, and the formula pursuant to which the options would be adjusted is designed to provide that neutrality. Similarly, it is the intention of the Board of Directors that the amendment of options outstanding under the plan should not change the tax treatment otherwise accorded optionees with respect to such options.

Although the formula being utilized to alter the terms of the options complies fully with applicable regulations and interpretations of the Internal Revenue Service relating to the "spread" and the "ratio" of applicable exercise and fair market value prices per share, the tax treatment of the adjustments under the recently effective Section 409A of the Internal Revenue Code is not entirely clear. Section 409A is, inter alia, directed at employee stock options that are granted at exercise prices below the fair market value of the employer's stock and treats the difference or "spread" between the two prices as a form of deferred compensation subject to immediate recognition and taxation, and also imposes an additional tax equal to 20% of the spread.

If the adjustment in the terms of outstanding options under the Company's plans were deemed to constitute the grant of new options, the options would be subject to the provisions of Section 409A. Section 409A does not, however, apply to adjustments to the terms of outstanding options if and to the extent that the adjustment results from a corporate transaction. The Company believes that the extraordinary $4.00 per share cash dividend constitutes a "corporate transaction" and thus does not subject the outstanding options to taxation under Section 409A.

In order to avoid the costs and delays involved in seeking a ruling from the Internal Revenue Service concerning the issue and yet avoid exposing optionees to the risk of adverse treatment, the Company intends to enter into agreements with each current optionee, including officers of the Company, and will include as a part of any options granted under the incentive stock compensation plans, an agreement to indemnify the optionee against (i) the additional 20% tax on the spread if imposed as a result of the adjustments made under the plan to neutralize the impact of extraordinary cash dividends and (ii) interest expense or penalty relating to any failure to pay such tax in a timely manner (or from failure to make timely payment of income taxes due on any deemed exercise of such option which arises from the adjustment). Optionees will continue to be responsible for income taxes and related tax consequences arising from any actual or imputed exercise of the options (including the ordinary tax due if the spread is subject to immediate recognition as taxable income).

Adjustments to awards issued under the Company's stock plans described in the following proposals will only occur if shareholders approve the amendments to the relevant plan. The adjustments will not result in any equity compensation expense for the Company.

Special Dividend Adjustments if Amendments are Approved

If shareholders approve the applicable amendments, stock options that are outstanding immediately prior to the ex-dividend date for the extraordinary dividend will be adjusted as follows:

The exercise price will be adjusted downward and the number of options will be adjusted upward pursuant to the following formulas, where "Closing Price" means the official NYSE closing price of a share of the Company's common stock on the last trading day before the ex-dividend date for the extraordinary dividend.

The exercise price of stock options outstanding immediately before the ex-dividend date will be adjusted downward to the product of:

Pre-dividend Exercise Price	x	(Closing Price - $4.00)	=	Post-dividend Exercise Price
Closing Price

The number of shares covered by each stock option outstanding immediately before the ex-dividend date will be adjusted upward to the product of:

Number of Shares Pre- dividend	x	Closing Price	=	Number of Shares Post-dividend
(Closing Price - $4.00)

Additional options outstanding as a result of these adjustments would be vested or unvested in proportion to the number of options covered by an award that are vested or unvested immediately before the adjustment, and the additional unvested options will vest on the remaining vesting dates applicable to such award, in proportion to the number of options that vest on each of those dates.

Maximum Number of Shares Issuable under Plans.    The maximum number of shares issuable under each plan will be increased by the additional number of shares covered by options, stock awards, and shared performance stock awards outstanding under such plan as a result of the adjustments, however the number of shares remaining available for future awards under each plan immediately before the adjustments will be the same as the number of shares remaining available for future awards immediately after the adjustments.

Number of Options and Optionees Affected by the Amendment. As of April 17, 2006, there are options outstanding under the (1993) Incentive Stock Compensation Plan ("Appendix A") for the purchase of an aggregate of 310,000 shares of the Company's Common Stock; no options are outstanding under 2003 Incentive Stock Compensation Plan ("Appendix B"). The outstanding options are held by two senior executive officers of the Company and are exercisable at a weighted average price of $9.01 per share. Options to purchase 276,666 of such shares were fully vested at April 17, 2006.

Assuming a "Closing Price" of $30.00 and an extraordinary dividend of $4.00 per share, as declared, and no change in the number of options outstanding, the aggregate effect of adoption of the amendments would be to increase the number of shares subject to the options to 357,692 shares and to reduce the weighted average exercise price to $7.81 per share.

No additional options may be issued under the Company's (1993) Incentive Stock Compensation Plan (except as an adjustment to the outstanding options in accordance with the proposed amendment, if approved). Since there are no options outstanding under the 2003 Incentive Stock Plan, approval of the proposed amendment will have no immediate effect upon the number of shares authorized for issuance under that plan.

General

The foregoing discussion is designed to help shareholders understand the proposed adjustments that would occur relating to the payment of the extraordinary dividend conditionally declared by the Board on March 24, 2006. The plans' amendments would provide general authority to make adjustments in the event of any distribution of assets to shareholders other than a normal cash dividend. If any other distribution of assets to shareholders other than a normal cash dividend was declared in the future, the plan amendments would grant the Board authority to make adjustments to outstanding awards, which may or may not be identical to the adjustments described above. The plans' amendments are not intended to override the requirement that the Company obtain shareholder approval for a repricing of awards; the amendments would only apply to the circumstance described above, similar to the adjustments that are currently permitted under the stock plans for other types of capital events such as a stock split, stock dividend, or recapitalization.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to shares of the Common Stock which are held by (i) persons known to the Company to be the beneficial owners of more than 5% of said stock, (ii) each current Director, and (iii) all current executive officers and Directors as a group. For purposes of this proxy statement, beneficial ownership of securities is defined in accordance with the rules of the SEC and more generally as the power to vote or dispose of securities regardless of any economic interest therein. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to the shares indicated. All information set forth on the following table is as of April 3, 2006, except as otherwise noted, and is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

Brent D. Baird	122,200	(3)	2.2%
Steven A. Clifford	8,000		--
Patrick W.E. Hodgson	79,700		1.4%
David E. Jeremiah	0
William L. Lewis	0
Joseph D. Lehrer	2,000		--
Philip N. Robinson	5,000		--
Stephen G. Welch	251,225	(4)	4.4%
Dimension Fund Advisors 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	329,700		6.0%
John D. Weil 200 North Broadway, Ste. 825 St. Louis, MO 63102-2573	490,000	(5)	8.9%
All Current Directors and Executive Officers as a Group (11 persons)	672,505	(6)	11.6%

(1) All beneficial ownership is sole and direct unless otherwise noted.

(2) No percent of class is given for holdings less than one percent of the outstanding Common Stock.

(3) Brent Baird owns directly 39,700 shares of which 7,000 shares are held in a retirement plan for Mr. Baird. Mr. Baird may be deemed to have indirect ownership of 20,000 shares held by his wife. The figure in the table also includes shares held by persons and organizations who may be deemed to be Mr. Baird's associates, as defined in Rule 14a-1(a) under the Securities Exchange Act of 1934, as amended. Mr. Baird may be deemed to have shared voting power and/or dispositive power over such shares. However, Mr. Baird disclaims shared voting power, shared dispositive power and/or economic ownership of all such shares deemed to be indirectly beneficially owned.

(4) Includes 11,225 shares held through the Savings Plan as of April 2, 2006, and 210,000 shares subject to options exercisable at April 2, 2006.

(5) John Weil has sole voting and dispositive powers over the shares but does not hold them directly nor does he have sole economic benefit.

(6) Includes an aggregate of 276,667 shares subject to options exercisable at April 2, 2006 and an aggregate of 11,225 shares held through the Savings Plan as of April 2, 2006.

EXECUTIVE COMPENSATION

Cash Compensation

The following table sets forth all compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and each of the Company's five most highly compensated executive officers whose compensation exceeded $100,000 during the three fiscal years ended April 2, 2006:

	Annual Compensation			Long Term Compensation	All Other Compensation
NAME AND PRINCIPAL POSITION	Year	Salary	Bonus (3)(4)	Stock Option Awards (Shares)	Other

Patrick W.E. Hodgson (1)	2006	$ -	$ -	$ -	$ -
Chairman of the	2005	3,846	-	-	99
Board of Directors	2004	100,000	-	-	713
Todd Shipyards

Michael G. Marsh	2006	161,754	-	-	622
Secretary and General	2005	156,938	79,210	-	507
Counsel	2004	151,095	-	-	496
Todd Shipyards and
Todd Pacific Shipyards

Thomas Van Dawark (2)	2006	209,116	-	-	1,564
President	2005	202,555	142,578	-	709
Todd Pacific Shipyards	2004	160,000	-	100,000	589

Stephen G. Welch	2006	315,847	-	-	792
Chief Executive Officer	2005	310,785	316,840	-	785
Todd Shipyards and	2004	302,623	-	-	743
Todd Pacific Shipyards

Scott H. Wiscomb	2006	181,577	-	-	985
Chief Financial	2005	173,200	95,052	-	892
Officer and Treasurer	2004	161,500	-	-	880
Todd Shipyards and
Todd Pacific Shipyards

(1) Mr. Hodgson continues to serve the Company as the Chairman of the Board but as of April 2004, no longer serves as an executive officer. He is compensated $50,000 per year in his role as Chairman and receives the same meeting fees as the other directors. Mr. Hodgson is also reimbursed for his costs in serving as Chairman and attending meetings.

(2) Mr. Van Dawark was elected to his current position by the Board of Directors and assumed his responsibilities on June 4, 2003.

(3) Pursuant to the Todd Shipyards Corporation Executive Incentive Compensation Plan, the 2005 bonuses awarded to the four Executive Officers of the Company are payable over a three year period. The first payment, representing 50% of the awarded amount, was paid in June 2005. The second payment, representing 25% of the awarded amount, will be paid in June 2006 and the final payment, also representing 25% of the awarded amount, will be paid in June 2007. Each Executive Officer's right to receive the 2006 and 2007 payments is fully vested but is contingent upon the Executive Officer being employed with the Company at the designated time of each subsequent payment.

(4) The calculation for bonus awards pursuant to the Todd Shipyards Corporation Executive Incentive Compensation Plan, if any, for fiscal year 2006 will not be made until June, 2006 after the final fiscal year 2006 audit has been completed by Company's independent auditors.

OPTION ACTIVITY IN LAST FISCAL YEAR

Individual Grants

The following table sets forth certain information regarding options exercised by the named executives during the fiscal year ended April 2, 2006, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain on the stock options that are in-the-money. The value realized on exercise is determined by calculating the difference between the price of the Company's Common Stock and the exercise price of the options at the date of exercise, multiplied by the number of shares exercised. In-the-money stock options are stock options with exercise prices that are below the year-end stock price because the stock value increased from the grant value. No options were granted during the fiscal year ended April 2, 2006.

	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Total Number of Unexercised Options at Fiscal year-end (#)	Value of Unexercised In-The-Money Options at Fiscal year-end (1) ($)
			Exercisable / Unexercisable (#)	Exercisable / Unexercisable ($)
M. Marsh	80,000	1,676,000	0	0
			0	0
T. Van Dawark	0	0	66,666	1,127,322
			33,334	563,678
S. Welch	0	0	210,000	5,155,500
			0	0
S. Wiscomb	36,500	764,675	0	0
			0	0

1. The Value of Unexercised In-the-Money Options is based upon the closing price of the Company's Common Stock on the New York Stock Exchange on March 30, 2006 of $31.10 per share.

The Company has no granted or outstanding Stock Appreciation Rights. The Company did not have any Restricted Stock Awards or Long-Term Equity Incentive Payouts either granted or outstanding in fiscal year 2006. As a result of the foregoing, the Company has not included such information in the above presented tables since disclosure is not applicable.

TODD SHIPYARDS CORPORATION RETIREMENT SYSTEM

The Todd Shipyards Corporation Retirement System as amended as of July 1, 2002 (the "Retirement Plan") is a pension plan originally established by the Company on August 1, 1940 to provide lifetime retirement benefits to eligible employees. The Retirement Plan is a qualified defined benefit plan under the Employee Retirement Income Security Act and covers all employees of the Company who have completed six months of continuous service (as defined). The Retirement Plan is administered by a committee (the "Retirement Board") of not less than three persons appointed by the Board of Directors. On June 30, 1993 the Board of Directors approved an amendment to the Retirement Plan to freeze membership in the Retirement Plan, declining membership to any persons hired after July 1, 1993. However, in fiscal year 2001, the Board of Directors authorized the reopening of the Retirement System to current employees previously not eligible and to new employees hired after June 30, 2000. Accordingly, Messrs. Marsh, Van Dawark, Welch, and Wiscomb currently participate in the Retirement System.

A participant is generally eligible for a benefit under the Retirement Plan on his or her normal retirement date, which is age 65. The normal annual retirement allowance payable upon retirement is equal to 1 3/4% of the participant's average final compensation (as defined) multiplied by his years of credited service (as defined), reduced by the lesser of (i) 1/2% of the employee's covered compensation (as defined) for each year of credited service not in excess of 35 years or (ii) 50% of the benefit that would be provided if the benefit were limited to the employer-provided portion based on the employee's covered compensation and had been determined without regard to the reduction.

Payment of benefits under the Retirement Plan are normally paid in an annuity form beginning at age 65, with reductions for commencement of benefits prior to age 65. Participants demonstrating good health can elect a lump sum form of payment.

Compensation covered by the Retirement Plan includes salary and any cash bonuses as indicated in the Cash Compensation Table above. The Pension Plan Table below indicates the annual pension benefits payable as a straight life annuity upon retirement for individuals with specified compensation levels and years of service. Current law limits the Average Final Compensation that may be considered in calculating a pension benefit to $220,000. The benefits reflect an estimated deduction for the offset described above. The estimated credited years of service for Messrs. Marsh, Van Dawark, Welch, and Wiscomb at age 65 is 37 years, 7 years, 22 years, and 11 years, respectively.

Pension Plan Table
			Years of Service
Average Final Compensation	15	20	25	30	35

$110,000	$25,232	$33,642	$42,053	$50,464	$58,874
$165,000	$39,669	$52,892	$66,116	$79,339	$92,562
$220,000	$54,107	$72,142	$90,178	$108,214	$126,249

TODD SHIPYARDS CORPORATION SAVINGS INVESTMENT PLAN

The Todd Shipyards Corporation Savings Investment Plan as amended and restated as of April 1, 2002 (the "Savings Plan") is a profit sharing plan originally established on July 1, 1984 to provide retirement benefits to participating employees. The Savings Plan is intended to comply with Section 401(k) of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

The Savings Plan covers all full-time administrative employees of the Company with at least six months of service prior to September 17, 2004 with coverage extended to date hired for eligible employees hired after September 16, 2004. Under the Savings Plan, a participant may elect to make before-tax contributions by reducing eligible compensation (as defined) to an amount equal to a percentage of such compensation from 1% up to and including 75%. Prior to March 31, 1989, participants were permitted to make after-tax contributions to the Savings Plan; however, no such contributions have been permitted since such date although such accounts continue to be credited with investment earnings and losses. Each participant may direct the committee, which administers the Savings Plan, to invest his or her before-tax contributions among the available investment options which include, at present, a range of domestic and foreign equity and bond funds.

Under the terms of the Savings Plan, the Company contributes an amount up to 2.4% of each participant's annual salary depending on the participant's Savings Plan contributions. In fiscal year 2006, the Company contributed approximately $175,890 to the Savings Plan.

Each participant has a 100% vested, non-forfeitable right to all before-tax contributions. Each participant has a vested, non-forfeitable right to any employer matching contributions made to his or her account based on a two-year cliff-vesting schedule.

Benefits under the Savings Plan are payable only in the form of a lump sum payment upon request at any time after termination of employment.

Employment Arrangements

On June 4, 2003, Thomas V. Van Dawark was hired as President and Chief Operating Officer of Todd Pacific under a three-year employment agreement for his services. The terms of the agreement included an initial base salary of $200,000 per year, a grant of options to purchase 100,000 shares of common stock in the Company, and participation in the bonus plan applicable to the Company's executive officers. The options vest over a three-year period. The vesting of such options will accelerate in the event a change of control of the Company. Generally such options are non-transferable and exercisable solely by Mr. Van Dawark while employed by the Company. Mr. Van Dawark's employment agreement was filed as an exhibit with the Company's Form 10-K Annual Report on June 10, 2003.

Pursuant to its provisions, Mr. Van Dawark's employment contract automatically renews on a year-to-year basis unless either party terminates the agreement by notice given at least ninety (90) days prior to the end of the initial term or any successive term. Under this provision, the agreement is currently scheduled to terminate on June 4, 2007.

On February 7, 2001, the Company renewed and extended its employment of Stephen G. Welch as President and Chief Executive Officer of the Company for a three-year term expiring on February 6, 2004. The terms of the renewal included significant cash and equity incentives intended to retain Mr. Welch's services. In addition to base compensation and cash bonuses, the compensation and incentive arrangements for Mr. Welch included options to purchase up to an aggregate of 240,000 shares of the Company's Common Stock at a price of $6.55 per share, expiring on February 6, 2011. The options to purchase 240,000 shares of the Company's common stock are now fully vested. Generally such options are non-transferable and exercisable solely by Mr. Welch while employed by the Company.

In connection with the foregoing options, the Company had also granted Mr. Welch certain limited rights to require the Company to repurchase shares acquired upon exercise of the options at a price of $8.00 per share. These "put" rights expired on February 6, 2006.

Mr. Welch participates along with the three other Executive Officers in the Todd Shipyards Corporation Executive Incentive Compensation Plan which was filed as an exhibit in its entirety with the Company's Form 10-K in June 2005.

Pursuant to its provisions, Mr. Welch's employment contract automatically renews on a year-to-year basis unless either party terminates the agreement by notice given at least sixty (60) days prior to the end of the initial term or any successive term. Under this provision, the agreement is currently scheduled to terminate on February 7, 2007.

The Executive Officers' annual salaries as of April 3, 2006 are:

Stephen G. Welch, Chief Executive Officer and President.......$318,000

Scott H. Wiscomb, Chief Financial Officer and Treasurer.......$184,000

Michael G. Marsh, Secretary & General Counsel.............$163,100

Thomas V. Van Dawark, President and Chief Operating Officer

(Todd Pacific Shipyards Corporation)..........................$211,000

Additional Information Regarding Equity Compensation Plans

The following table sets forth information regarding the Company's equity compensation plans in effect as of April 3, 2006. Each of the company's equity compensation plans is an "employee benefit plan" as defined by Rule 405 of Regulation C of the Securities Act of 1933.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders:	310,000	$9.01	250,000
Equity compensation plans not approved by shareholders:	0	---	0
Totals:	310,000	$9.01	250,000

Performance Graph

The following graph compares the Company's Common Stock performance (Company-Index) to that of the Dow Jones US Total Market Index (DOW-Index) and the Dow Jones US Commercial Vehicles & Trucks Index (DJCVT-Index), all of which assume the reinvestment of dividends. In previous years, the Company used for the following graph the Dow Jones Transportation Equipment Index, which has been realigned by a new method for classifying companies by lines of business. The Company is now included in the Dow Jones Commercial Vehicles & Trucks Index.

The following table outlines the points used in the performance graph. Company = Todd Shipyards Corporation; DJCVT = Dow Jones US Commercial Vehicles & Trucks Index; DOW = Dow Jones US Total Market Index.

Dates	Company Index	DJCVT Index	DOW Index
April 2, 2000	100.00	100.00	100.00
April 1, 2001	90.32	106.84	76.15
March 31, 2002	140.00	143.21	77.09
March 30, 2003	168.65	123.94	59.04
March 28, 2004	219.69	203.85	78.56
April 3, 2005	257.38	233.16	85.34
February 28, 2006	404.94	306.60	117.77

The information presented in the performance graph indicates that $100 invested in the Company's Common Stock on April 2, 2000 would be worth $404.94 on February 28, 2006, which represents a compound annual rate of return of approximately 26.25%. The same amount hypothetically invested in the Dow Jones US Commercial Vehicles & Trucks Index would be worth $306.60, representing a compound annual gain of 20.53%. Also, $100 invested in the Dow Jones Industrial Averages would be worth $117.77, which represents a compound annual gain of approximately 2.76%.

PROPOSAL FOR APPROVAL OF AMENDMENTS TO THE INCENTIVE STOCK COMPENSATION PLAN

On March 24, 2006, the Board of Directors announced its intention to declare an extraordinary dividend of $4.00 per share of Common Stock payable conditioned on shareholder approval of amendments to the Company's Incentive Stock Compensation Plans.

Following the conditional declaration of the extraordinary dividend, the Board amended the Company's (1993) Incentive Stock Compensation Plan and 2003 Incentive Stock Compensation Plan, subject to shareholder approval. If these amendments are approved, the Board will have the authority to adjust awards under such Incentive Stock Compensation Plan in connection with any distribution of assets other than a normal cash dividend. If these amendments are approved, the extraordinary dividend declared March 24, 2006, will be unconditional and the adjustments to the employee awards approved by the Board will occur on the ex-dividend date for the extraordinary dividend.

Proposed Amendments

The Board has amended the (1993) Incentive Stock Compensation Plan to permit the Board to adjust awards, the numeric grant limitations in the plan, and the number of shares covered by the plan in the event of any distribution to shareholders other than a normal cash dividend. The Company proposes to restate Section 5.5(a) of the Incentive Stock Compensation Plan as follows (new language in italics):

5.5. Changes in Stock and Adjustments.

(a) In the event the outstanding shares of the Common Stock, as constituted from time to time, shall be changed as a result of a change in the capitalization of the Company or a combination, merger, or reorganization of the Company into or with any other corporation or any other transaction with similar effects, there then shall be substituted for each share of Common Stock theretofore subject, or which may become subject, to issuance or transfer under the Plan, the number and kind of shares of Common Stock or other securities or other property into which each outstanding share of Common Stock shall be changed or for which each share shall be exchanged and the Committee may make such other equitable adjustments which it deems to be warranted including, in the case of any combination, merger or reorganization of the Company, such acceleration of vesting (in the case of Options or SARs) or release of restrictions (in the case of Restricted Stock) as the Committee may in its sole discretion deem warranted or appropriate. The Committee may also make comparable equitable adjustments as described in the preceding sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under this Section 5.5(a), the Board may take into account such factors as it deems appropriate, including (i) the restrictions of applicable law, (ii) the potential tax consequences of an adjustment and (iii) the possibility that some Awardees might receive an adjustment and a distribution or other unintended benefit, and in light of such factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Awards, modify vesting dates, defer the delivery of stock certificates or make other equitable adjustments. Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Board shall be final, binding and conclusive. In connection with any Adjustments made hereunder, the Committee shall be granted express authority to indemnify an optionee against any penalties in the form of taxes assessed under Section 409A (a)(1)(B) of the Internal Revenue Code as a result of such adjustment or any interest or similar penalty based on the failure to timely pay any such taxes arising under Section 409A.

The Board has also amended and restated Section 4(c) of the Company's 2003 Incentive Stock Compensation Plan so that it will read exactly the same as the revised Section 5.5 of the (1993) Incentive Stock Compensation Plan (except for references to Section 4(c) rather than to Section 5.5(a)). Collectively these two plans will hereafter be called the "Plans." There are no options awarded or issued under the 2003 Incentive Stock Compensation Plan.

For the reasons set forth above and under the caption "Background and Reason for Proposed Amendments to the Incentive Stock Compensation Plans" elsewhere in this proxy statement, the Board has adopted resolutions approving, and recommending to the shareholders for their approval, the amendments to the Plans.

These changes were made to have the terms of the Plans better reflect the intended usage of the Plans by the Company, and are now part of the 2003 Incentive Stock Compensation Plan whether or not this proposal is adopted. Approval of shareholders is nevertheless requested since the amendments to the (1993) Incentive Stock Compensation Plan change the terms of outstanding options.

Vote Required and Board Recommendation

The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the amendments to the Plans. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

The principal provisions of the amended and restated Plans are summarized below. These summaries are qualified in their entirety by reference to the actual plans, copies of which are attached to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC's home page (www.sec.gov). In addition, a copy of the Incentive Stock Compensation Plan, as amended and restated, may be obtained upon written request to: Investor Relations Department, Todd Shipyards Corporation, 1801-16th Avenue SW, Seattle, Washington 98134.

Description of the Incentive Stock Compensation Plans, as Amended and Restated, Subject to Shareholder Approval

General.    The purposes of the Plans are to attract and retain the best available individuals for positions of substantial responsibility, to provide additional incentive to such individuals, and to advance and promote the interests of the Company and its employees and shareholders by aligning the financial interests of employees and consultants providing personal services to the Company or its affiliates with long-term shareholder value. Stock options, stock awards, and stock appreciation rights may be granted under the Plans. Options granted under the Plans may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code ("Code"), or nonqualified stock options. As indicated earlier in this proxy statement, no further awards may be made under the Plans. No awards other than "incentive stock options" or non-qualified stock options were ever made under the Plans.

Administration.    The Plans are administered by the Compensation Committee of the Board of Directors (hereafter, the "Committee").

Plan Benefits.    Because benefits under the Plans depend on the Committee's actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by officers and other employees under the Incentive Stock Compensation Plan at this time.

Eligibility.    Stock options and other awards may be granted only to employees of the Company or its subsidiaries. The Committee, in its sole discretion, will select the individuals to whom options, stock awards, and stock appreciation rights will be granted, the time or times when such awards are granted, and the number of shares subject to each grant.

Shares Subject to the Plan. Options for the purchase of 310,000 shares remain issued and outstanding under the 1993 Plan; no additional options or other grants may be awarded under the 1993 Plan. No options or awards have been made under the 2003 Plan.

Terms and Conditions of Awards.    Each award ("Award") is evidenced by an award agreement between the Company and the individual awardee and is subject to the following additional terms and conditions:

Exercise Price.    The Committee will determine the exercise price for the shares of common stock underlying each Award at the time the award is granted. The exercise price for shares under an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The exercise price for shares subject to a nonqualified stock option or stock appreciation right may not be less than 75% of the fair market value of the common stock on the date such award is granted, except that certain replacement (conversion) options with lower exercise prices for the underlying shares may be granted, in connection with acquisitions, to employees, consultants and advisors of acquired entities. The fair market value price for a share of Company common stock underlying each Award was the closing price per share on the New York Stock Exchange on the date the Award was granted. No Award may be repriced, replaced, regranted through cancellation, or modified without shareholder approval (except in connection with a change in the Company's capitalization or similar event), if the effect would be to reduce the exercise price for the shares underlying such Award.

Exercise of Award; Form of Consideration.    The Committee determined at the time of grant when Awards become exercisable.

The means of payment, if any, for shares issued upon exercise of an Award will be specified in each award agreement. The Plan permits payment to be made by cash, check, and by delivery of other shares of Company stock which option holders have owned for six months or more as of the exercise date. For nonqualified stock options, stock awards, and stock received upon the exercise of stock appreciation rights, the option holder or stock recipient must also pay the Company, at the time of purchase, the amount of federal, state, and local withholding taxes required to be withheld by the Company. An Award under the Plan may permit or require that such withholding tax obligations be paid by having the Company withhold shares of common stock having a value equal to the amount required to be withheld. Certain executives of the Company may elect to pay their withholding obligations by having shares withheld.

Performance Goals.    Awards may, but need not, vest or be granted subject to the satisfaction of one or more performance goals. Performance goals for awards will be determined by the Committee and will be designed to support the Company's business strategy, and align the employee's interests with customer and shareholder interests. For awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, performance goals will be based on one or more of the following business criteria: sales or licensing volume, revenues, customer satisfaction, expenses, organizational health/productivity, earnings (which includes similar measurements such as net profits, economic profits, operating profits and net income, and which may be calculated before or after taxes, interest, depreciation, amortization or taxes), margins, cash flow, shareholder return, return on equity, assets, or investments, working capital, product shipments, product releases, brand or product recognition/acceptance, and/or stock price.

Achievement of the goals may be measured individually, alternatively, or in any combination; with respect to the Company, a subsidiary, division, business unit, product line, product, or any combination of the foregoing; on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods, or to other external measures; and including or excluding items that could affect the measurement, such as extraordinary or unusual and nonrecurring gains or losses, litigation or claim judgments or settlements, material changes in tax laws, acquisitions, divestitures, the cumulative effect of accounting changes, asset write-downs, restructuring charges, or the results of discontinued operations.

Term of Award.    The term of an Award may be no more than ten years from the date of grant. No Award may be exercised after the expiration of its term.

Termination of Employment; Retirement, Death or Disability.    If an awardee's employment terminates for any reason whatsoever, then his or her unexercised Awards, whether or not vested, terminate and expire except when the termination of employment arises from death, disability or normal retirement. Upon normal retirement, any unvested portion of an Award shall be cancelled and no further vesting shall occur, but any then-vested portion of an option or other Award shall expire on the earliest of (i) the expiration date of the Award, (ii) three years from the normal retirement date of the employee holding the Award or (iii) one year from the date of death of a retired Award holder. Upon the death or disability of an employee, all outstanding Awards held by the employee shall vest in full notwithstanding the original vesting schedule and any Award in the form of an option or SAR shall expire upon the earlier of (i) the expiration date otherwise specified in the Award or (ii) the first anniversary date of the employee's death or disability.

Nontransferability of Awards.    Unless otherwise determined by the Committee, awards granted under the Incentive Stock Compensation Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the awardee's lifetime only by the awardee.

Other Provisions.    An award agreement may contain other terms and provisions consistent with the Plan, as may be determined by the Committee.

Stock Awards.    Stock awards may be granted alone, in addition to, or in tandem with other awards under the Plan. Unless the Committee determines otherwise, the award agreement will provide that any non-vested stock underlying the stock award is forfeited back to the Company upon the awardee's termination of employment or consulting relationship for any reason. If the unvested shares were purchased under a stock award, at the termination of employment or consulting relationship the shares will be immediately resold to the Company at the original purchase price. (No stock awards were issued under the Plan.)

Stock Appreciation Rights.    Stock appreciation rights ("SARs") may be granted alone ("Stand-Alone SARs"), in addition to, or in tandem ("Tandem SARs") with a stock option under the Plan. Upon exercise of a Stand-Alone SAR, the awardee will be entitled to receive the excess of the fair market value on the exercise date of the Company common shares underlying the SAR over the aggregate base price applicable to such shares; provided that the base price per share may not be less than the fair market value of such shares on the grant date. An awardee granted a Tandem SAR will be required to elect between exercising the underlying option and surrendering the option in exchange for a distribution from the Company equal to the excess of the fair market value on the surrender date of the shares that were vested under the surrendered option over the aggregate exercise price payable for such shares. Any such surrender must be first approved by the Committee. Distributions to the awardee may be made in common stock, in cash, or in a combination of stock and cash, as determined by the Committee. (No SARs were issued under the Plan.)

Adjustments to Shares Subject to the Plan.    If any change is made to the Company's common shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares as a class without the Company's receipt of consideration, appropriate adjustments shall be made to the maximum number and/or class of securities issuable under the Plan, and to the number and/or class of securities and/or the price per share covered by outstanding Awards under the Plan. Such adjustments may also be made in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under these provisions, the Board of Directors may take into account such factors as it deems appropriate. Any such adjustments to outstanding awards will be effected in a manner that precludes the enlargement of rights and benefits under such awards. The Committee is authorized to indemnify optionees against certain tax penalties or interest in the event an adjustment to the terms of the option results in the application of Section 409A of the Internal Revenue Code.

In the event of a liquidation or dissolution of the Company, any unexercised awards will terminate immediately prior to the proposed action unless otherwise determined by the Board of Directors. In the event of the sale of substantially all assets of the Company or a merger with or into another corporation, each award shall be assumed or an equivalent award shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation or, if not assumed, shall be fully vested.

Amendment and Termination of the Plans.    Except with respect to options outstanding under the Plan, the 1993 Plan expired on September 11, 2003. The 2003 Plan will expire on September 12, 2013. The Board of Directors and its Compensation Committee retain authority to administer the Plan with respect to outstanding options, including interpretations and the adoption of certain amendments. However, the Company must obtain shareholder approval or ratification for any increase in the number of shares subject to the Plan (other than in connection with the adjustment provisions of the Plan), and for any award repricing, replacement, regrant through cancellation, or modification that reduces the exercise price for shares under the award. No such action by the Board or shareholders may affect any award previously granted under the Plan without the written agreement of the awardee; provided that the consent of an awardee is not necessary for a modification or amendment of the award, or the acceleration or deferral of the award's vesting or exercise, that, in the reasonable judgment of the Board of Directors, confers a benefit on the awardee or is made in connection with the Plan's provisions for adjustment of shares in the event of changes to the shares underlying the award or the distribution of assets to shareholders other than under a normal cash dividend.

Federal Income Tax Consequences Relating to the Plan, as Amended and Restated

The U.S. federal income tax consequences to the Company and its employees of awards under the Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to the Plan.

Recipients of awards under the Incentive Stock Compensation Plan should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the rules described below will apply.

As discussed above, several different types of instruments may be issued under the Stock Plan. The tax consequences related to the issuance of each is discussed separately below.

Options.    As noted above, options granted under the Incentive Stock Compensation Plan may be either incentive stock options or nonqualified stock options. Incentive stock options are options which are designated as such by the Company and which meet certain requirements under Section 422 of the Code and the regulations thereunder. Any option that does not satisfy these requirements will be treated as a nonqualified stock option.

Incentive Stock Options.    If an option granted under the Incentive Stock Compensation Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option, and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date such option was granted or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain and, in such case, the Company will not be entitled to a federal tax deduction.

If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the exercise price, or (2) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. (However, in the case of gifts, sales to related parties, and certain other transactions, the full difference between the fair market value of the stock and the purchase price will be treated as compensation income.) The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an employee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of an incentive stock option. However, if an optionee sells or otherwise disposes of stock received on the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Nonqualified Stock Options.    Nonqualified stock options granted under the Incentive Stock Compensation Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Stock Awards.    Generally, the recipient of a stock award will recognize ordinary compensation income at the time the Company's common stock associated with the stock award is received in an amount equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested (i.e., if the employee is required to work for a period of time in order to have the right to sell the stock) when it is received under the Incentive Stock Compensation Plan and the recipient had not elected otherwise, the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. The income realized by the recipient will generally be subject to U.S. income and employment taxes.

In the case of stock awards that take the form of the Company's unfunded and unsecured promise to issue common stock at a future date, the grant of this type of stock award is not a taxable event to the recipient because it constitutes an unfunded and unsecured promise to issue shares of Company common stock at a future date. Once this type of stock award vests and the recipient receives the Company common shares, the tax rules discussed in the previous paragraph will apply to receipt of such shares.

The recipient's basis for determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested, as applicable. Upon the disposition of any stock received as a stock award under the Incentive Stock Compensation Plan, the difference between the sale price and the recipient's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if, at the time of disposition, the shares have been held for more than one year since the recipient recognized compensation income with respect to such shares.

If a recipient of a stock award receives the cash equivalent of Company common stock (in lieu of actually receiving Company common stock), the recipient will recognize ordinary compensation income at the time of the receipt of such cash in the amount of the cash received.

In the year that the recipient of a stock award recognizes ordinary taxable income in respect of such award, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize, provided that the deduction is not otherwise disallowed under the Code.

Stock Appreciation Rights.    As discussed above, the Company may grant either Stand-Alone SARs or Tandem SARs under the Incentive Stock Compensation Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the employee receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the employee at the time that it is received. If the employee receives the appreciation inherent in the Stand-Alone SARs in stock, the employee will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the employee for the stock.

With respect to Tandem SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the employee will be the same as discussed above relating to Stand-Alone SARs. If the employee elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the employee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of Stand-Alone SARs or Tandem SARs. However, upon the exercise of either a Stand-Alone SAR or a Tandem SAR, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

SOLICITATION OF PROXIES

The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement and the enclosed form of proxy or voting instruction form (as the case may be), and of soliciting proxies. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for their reasonable out-of-pocket expenses in connection with such solicitation. The initial solicitation of proxies by mail may be supplemented by telephone, telegram and in-person solicitation by directors, nominees for director, officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

The Company has retained W.F. Doring and Company to solicit proxies from individuals, brokers, bank nominees and other institutional holders. W.F. Doring and Company will be paid fees of approximately $5,000, and will be reimbursed for their reasonable expenses in connection with this solicitation.

Except as described in this proxy statement, to the best of the Company's knowledge, no person who has been a Director or executive officer of the Company since the beginning of its last fiscal year, nor any associate of the foregoing, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon, other than elections to office.

Individuals, brokers, banks and other institutional holders should direct questions concerning this solicitation or the procedure to be followed to execute and deliver a proxy to W.F. Doring and Company at (201) 823-0013.

AUDITORS

Representatives of Grant Thornton, independent auditors for the Company for the current fiscal year, will be present at the special meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider shareholder proposals (including proposals omitted from the Proxy Statement and form of Proxy pursuant to the proxy rules of the Securities and Exchange Commission) and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

DATED: Seattle, Washington

April 19, 2006.

APPENDIX A

INCENTIVE STOCK COMPENSATION PLAN

OF TODD SHIPYARDS CORPORATION

(AS AMENDED)

SECTION 1. INTRODUCTION

1.1 PURPOSE

The purpose of the Incentive Stock Compensation Plan of Todd Shipyards Corporation (the "Plan") is to advance and promote the interest of Todd Shipyards Corporation (the "Company") and its employees and stockholders by encouraging the acquisition of its common stock by key employees who perform significant services for the benefit of the Company. Accordingly, the Plan is intended as a means of attracting and retaining outstanding employees and to promote a close commonality of interest between employees and stockholders.

2.1 DEFINITIONS

The following terms shall have the meanings set forth below:

(a) Appreciation Date. The date designated by a Grantee of Stock Appreciation Rights as defined herein for measurement of the appreciation in the value of rights awarded to him or her which date shall be the date notice of such designation is received by the Administrator of the Plan.

(b) Board. The Board of Directors of the Company or any successor of the Company.

(c) Code. the Internal Revenue Code of 1986, as amended.

(d) Committee. The Compensation Committee of the Board which shall consist of two or more persons not eligible to receive grants or awards under the Plan.

(e) Common Stock. The Common Stock of the Company, $.01 par value.

(f) Disability. Complete and permanent disability as defined in Section 22(e)(3) of the Code.

(g) Employee. Any of the officers or other employees of the Company or any Subsidiary including officers who are members of the Board.

(h) Fair Market Value. The mean of the highest and lowest sales prices of Common Stock as reported on the consolidated tape of a national securities exchange on any relevant date for valuation, or, if there be no such sale, the mean of the highest and lowest sales prices of such Common Stock as so reported on the nearest preceding date upon which such sales took place. In the event the shares of Common Stock are no longer listed on a national securities exchange, the Fair Market Value of such shares shall be determined by the Committee in its sole discretion.

(i) Grantee. Any Employee who, in the opinion of the Committee, performs significant services for the benefit of the Company and who is granted awards under the Plan.

(j) Incentive Stock Option. A stock option granted by the Committee to a Grantee under the Plan which is designated by the Committee as an Incentive Stock Option and intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(k) Non-qualified Stock Option. A stock option granted by the Committee to a Grantee under the Plan, which is not designated by the Committee as an Incentive Stock Option.

(l) Option. An Incentive Stock Option or Non-qualified Stock Option granted by the Committee to a Grantee under the Plan.

(m) Option Expiration Date. The date on which an Option becomes unexercisable by reason of the lapse of time or otherwise becomes unexercisable.

(n) Plan Administrator. The Plan Administrator shall be the Treasurer of the Company or his designee.

(o) Restricted Stock. Shares of Common Stock issued or transferred to a Grantee subject to the restrictions set forth in Section 4.2 hereof.

(p) Restricted Stock Award. An authorization by the Committee to issue or transfer Restricted Stock to a Grantee.

(q) Restriction Period. The period of time determined by the Committee during which Restricted Stock is subject to the restrictions under the Plan.

(r) Retirement. The termination of employment constituting retirement under the terms of any formal retirement plan of the Company or any of its Subsidiaries at or after the attainment of age 65.

(s) Stock Appreciation Right ("SAR"). A right to earn additional compensation for the performance of future services, based on the stock market performance of the Common Stock.

(t) SAR Expiration Date. The date on which a Stock Appreciation Right becomes unexercisable by reason of the lapse of time or otherwise in accordance with the Plan.

(u) Subsidiary. Any corporation (whether now or hereafter existing) which constitutes a "subsidiary" of the Company, as defined in Section 424(F) of the Code.

1.3 OPERATION OF PLAN

(a) The Committee shall have authority, acting in its sole discretion, to grant to such Employees who, in the opinion of the Board of Directors, perform significant services for the benefit of the Company, as it may designate, Option, SARs, Restricted Stock Awards or any combination of such grants, on the terms and conditions hereinafter set forth. In the event an Option is granted to an Employee, the Committee shall also have authority to determine whether such option is a Non-qualified Stock Option or Incentive Stock Option and whether a SAR shall be granted in connection with any such Option.

1.4 MAXIMUM NUMBER OF SHARES

Notwithstanding anything contained herein to the contrary, the maximum number of shares of Common Stock available for issuance or transfer to all Grantees pursuant to the Plan shall be 500,000 shares. Shares of Common Stock issued under the Plan shall be, when issued, fully paid and non assessable. The Common Stock available for issuance or transfer under the Plan shall be made available from shares now or hereafter held in the treasury of the Company or from authorized but unissued shares.

SECTION 2. STOCK OPTIONS

2.1 GRANT OF OPTIONS

(a) The Committee may grant Options to Grantees for the purchase of shares of Common Stock.

(b) The purchase price per share of Common Stock under each Option shall be not less than 100 percent of the Fair Market Value per share of such stock on the date the Option is granted, as determined by the Committee. An option may be exercised only when the Fair Market Value of the shares subject to the option exceeds the exercise price of the option.

(c) Unless otherwise provided in the grant, stock Options granted under the Plan may be exercised in any order, regardless of the date of grant or the existence of any outstanding Option.

2.2 INCENTIVE STOCK OPTION

(a) Unless otherwise provided in the grant, each Incentive Stock Option shall become exercisable by the Grantee in accordance with the following schedule.

Completed Years From Date of Grant	Cumulative Percentage of Shares Covered by Incentive Stock Option Which May be Exercised
Less than 3 years	Zero percent
3 but less than 4 years	Up to fifty percent
four or more years	Up to one hundred percent

(b) At or prior to the time an Incentive Stock Option is granted, the Committee shall fix the term of such option which shall be not more than ten years from the date of grant. In the event the Committee takes no action to fix the term, such option shall expire seven years from the date of grant.

(c) The aggregate Fair Market Value (determined as of the time the Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Grantee during any single calendar year (under the Plan and any other Incentive Stock Option plans of the Company and its Subsidiaries or any "parent" corporation, as defined in Section 424(e) of the Code, of the Company (a "Parent Corporation")) shall not exceed $100,000.

(d) Anything in the Plan notwithstanding, an Incentive Stock Option shall not be granted to any Grantee who, at the time such Incentive Stock Option is granted, owns (including constructive ownership as described in Section 424(d) of the Code) shares of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, a Subsidiary or a Parent Corporation; provided, however, that this restriction shall not apply if, at the time such Incentive Stock Option is granted (i) the per share exercise price of such Option is at least 110% of the Fair Market Value of the shares of Common Stock subject to such Option, and (ii) such Option is by its terms not exercisable after the expiration of five years from the date of grant of such Option.

(e) The Grantee shall give prompt notice to the Company of any disposition of Common Stock acquired upon exercise of an Incentive Stock Option (and such information regarding such disposition as the Company may reasonably request) if such disposition occurs within either two years after the date of grant or one year of the receipt of such common stock by the Grantee.

2.3 NON-QUALIFIED STOCK OPTIONS

(a) Each Non-qualified Stock Option shall become exercisable by the Grantee in accordance with the following schedule.

Completed Years From Date of Grant	Cumulative Percentage of shares Covered by Non-qualified Stock Option Which May be Exercised
Less than 1 year	Zero percent
1 but less than 3 years	Up to thirty-three percent
3 but less than 4 years	Up to sixty-six percent
Four or more years	Up to one hundred percent

(b) The Committee shall fix the term of each Non-qualified Stock Option which shall be not more than ten years from the date of grant. In the event no term is fixed, such term shall be ten years from the date of grant. The Committee may, from time to time, extend the Option Expiration Date of any Non-qualified Stock Option upon such terms and conditions as the Committee shall determine; provided, however, that no such extension or extensions shall extend the Non-qualified Stock Option for an aggregate period in excess of three years from the date of the original Option Expiration Date of such Non-qualified Stock Option and no such Non-qualified Stock Option shall be extended within six months after the date on which the Non-qualified Stock Option was originally granted or within six months prior to the Option Expiration Date of such Non-qualified Stock Option as the same may have been extended.

(c) The Committee may grant to one or more holders of Non-qualified Stock Option, in exchange for their voluntary surrender and the cancellation of such Options and their corresponding SARs, if any, new Options having different Option prices than the Option prices provided in the Options so surrendered and canceled and containing such other terms and conditions as the Committee may deem appropriate.

2.4 SARS ATTACHED TO OPTIONS

(a) The Committee may award an SAR with respect to any shares covered by any Option granted under the Plan. Except as otherwise provided in this Section, the terms and procedures set out in Section 3.1 shall be applicable to SARs with respect to shares covered by a related Option.

(b) Each SAR shall be subject to the same terms and conditions as the related Option with respect to date of expiration, difference between Fair Market Value on the Appreciation Date and the date of the award, limitations on transferability, and eligibility to exercise. When an SAR is awarded with respect to shares covered by a related Incentive Stock Option, such SAR may be exercised only when the Option is exercisable. The exercise of a SAR awarded with respect to shares covered by a related Incentive Stock Option must have the same economic and tax consequences to the Grantee as the exercise of the Option followed by an immediate sale of the Option shares.

(c) Any extension of the Option Expiration Date of a Non-qualified Stock Option shall also extend the related SAR, and any acceleration of the exercise date of an Option shall likewise accelerate the exercise date of the related SAR.

(d) Upon the exercise of an SAR, the related Option shall cease to be exercisable as to the shares with respect to which such right was exercised and the related Option shall be considered to have been exercised to that extent. Upon the exercise or Option Expiration Date of a related Option, the SAR granted with respect thereto shall terminate.

2.5 PAYMENT FOR COMMON STOCK

(a) Payment for shares of Common Stock purchased upon the exercise of an Option shall be made in cash, in shares of Common Stock valued at the then Fair Market Value thereof, or by a combination of cash and shares of the Company's Common Stock.

(b) The Company may extend and maintain, or arrange for the extension and maintenance of, financing to any Grantee to purchase shares pursuant to exercise of an Option on such terms as may be approved by the Committee in its sole discretion. In considering the terms for extension or maintenance of credit by the Company, the Committee shall, among other factors, consider the cost to the Company of any financing extended by the Company.

(c) The proceeds received by the Company from the sale of shares of Common Stock pursuant to the Plan will be used for general corporate purposes.

SECTION 3. STOCK APPRECIATION RIGHTS AWARDS

3.1 SAR AWARDS

(a) The Committee shall have authority to award SARs to Grantees and to determine the number of SARs to be awarded to each Grantee.

(b) The Committee shall have sole discretion to determine whether payment of SARs shall be made wholly in cash, wholly in shares of Common Stock or by a combination of cash and shares of Common Stock. In the event no action is taken by the Committee to determine the method of payment, the amount due shall be paid half in cash and half in shares of Common Stock. In the event shares of Common Stock are issued, the Committee shall fix the amount of consideration represented by the past services performed by the Grantee with respect to such shares.

(c) The amount of additional compensation which may be received pursuant to the award of one SAR is the excess of the Fair Market Value of one share of Common Stock at the Appreciation Date over the Fair Market Value on the date the SAR was awarded.

(d) A Grantee may designate an Appreciation Date in accordance with the following schedule, unless otherwise changed by the Committee, by filing an irrevocable written notice with the Plan Administrator of the Company specifying the number of SARs to which the Appreciation Date relates, and the date on which such SARs were awarded:

Completed Years From Date of Grant	Cumulative Percentage of SARs Awarded for Which Appreciation Date May be Designated
Less than 1 year	Zero percent
1 but less than 3 years	Up to thirty-three percent
3 but less than 4 years	Up to sixty-six percent
Four or more years	Up to one hundred percent

The Appreciation Date shall be the date the notice is received by the Plan Administrator.

(e) In the event that a payment is made to a Grantee pursuant to an SAR in whole or in part in the form of shares of Common Stock, the shares shall be valued at their Fair Market Value on the Appreciation Date.

(f) Except as otherwise provided in the case of SARs granted in connection with Options, the SAR Expiration Date shall be a date designated by the Committee which is not later than ten years after the date on which the SAR was awarded.

(g) On the SAR Expiration Date, the SAR shall terminate, the amount of additional compensation represented thereby shall become zero, and all rights relating to the SAR shall expire.

SECTION 4. RESTRICTED STOCK

4.1 AWARD OF RESTRICTED STOCK

(a) The Committee shall have the authority (i) to grant Restricted Stock Awards, (ii) to issue or transfer Restricted Stock to Grantees, and (iii) to establish terms, conditions and restrictions in connection with the issuance or transfer of Restricted Stock, including the Restriction Period, which may differ with respect to each Grantee.

(b) The Grantee of Restricted Stock shall execute and deliver to the Plan Administrator of the Company an Incentive Plan Agreement under Section 5.1(a), an escrow agreement satisfactory to the Committee and the appropriate blank stock powers with respect to the Restricted Stock covered by such agreements. The Committee shall then cause stock certificates registered in the name of the Grantee to be issued and deposited together with the stock powers with an escrow agent to be designated by the Committee. The Committee shall cause the escrow agent to issue to the Grantee a receipt evidencing any stock certificate held by it registered in the name of the Grantee.

4.2 RESTRICTIONS

(a) Restricted Stock awarded to a Grantee shall be subject to the following restrictions until the expiration of the Restriction Period: (i) a Grantee shall be issued, but shall not be entitled to delivery of the stock certificate; (ii) the shares of Common Stock of the Company shall be subject to the restrictions on transferability set forth in Section 5.2; (iii) the shares of Common Stock of the Company shall be forfeited and the stock certificates shall be returned to the Company and all rights of the Grantee to such shares and as a shareholder shall terminate without further obligation on the part of the Company when an Employee leaves the employ of the Company except in the case of Disability or death; and (iv) any other restrictions which the Committee may determine in advance are necessary or appropriate.

(b) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock Award, such action is appropriate.

4.3 RESTRICTION PERIOD

The Restriction Period of Restricted Stock shall commence on the date of grant and unless otherwise established by the Committee in the Agreement setting forth the terms of the award of Restricted Stock or advanced pursuant to Section 6.2(c), shall expire from time to time as that part of the Restricted Stock Award determined in accordance with the following schedule:

Completed Years From Date of Grant	Percentage of Each Restricted Stock Award for Which Restriction Period Expires
Less than 5 years	Zero percent
Five years	One hundred percent

4.4 DELIVERY OF SHARES OF COMMON STOCK

Subject to Section 6.4, at the expiration of the Restriction Period, a stock certificate evidencing the Restricted Stock with respect to which the Restriction Period has expired (to the nearest full share) shall be delivered without charge to the Grantee, or his personal representative, free of all restrictions under the Plan.

SECTION 5. PROVISIONS RELATING TO PLAN PARTICIPATION

5.1 PLAN CONDITIONS

(a) Each Grantee to whom an Option, SAR Award or Restricted Stock Award is granted under the Plan shall be required to enter into an Incentive Plan Agreement with the Company in a form provided by the Committee, including provisions that the Grantee (i) shall not disclose any trade or secret data or any other confidential information of the Company acquired during employment by the Company or a Subsidiary, or after the termination of employment or Retirement, (ii) shall abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Committee, and (iii) shall not interfere with the employment of any other Company employee. Options, SARs and Restricted Stock Awards may contain such terms and conditions, not inconsistent with the Plan, as shall be determined from time to time by the Committee.

(b) The Plan shall not create any employment rights in any Grantee and the Company shall have no liability for terminating the employment of a Grantee before the Grantee becomes entitled to designate an Appreciation Date with respect to any SAR, before the exercise date of any Option, or during the Restriction Period of any Restricted Stock.

5.2 TRANSFERABILITY

(a) Options, SAR Awards and Restricted Stock are not transferable other than by will or by the laws of descent and distribution. No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the deceased Grantee's will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

(b) Only the Grantee (or, except in the case of Incentive Stock Options and related SARs, the Grantee's guardian if the Grantee becomes disabled), or in the event of his death, his legal representative or beneficiary, may exercise Options, designate Appreciation Dates and receive cash payments and deliveries of shares or otherwise exercise rights under the Plan.

5.3 RIGHTS AS A STOCKHOLDER

(a) A Grantee of an Option or a SAR Award or a transferee of such Grantee shall have no rights as a stockholder with respect to any shares of Common Stock until the issuance of a stock certificate for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued unless otherwise expressly provided herein.

(b) A Grantee of Restricted Stock or a transferee of such Grantee shall, upon the date certificates for the Restricted Stock are issued, have all of the rights of a shareholder including the right to vote such shares and to receive dividends, subject however to the restrictions established by the Committee pursuant to Section 4.2.

5.4 LISTING AND REGISTRATION OF SHARES OF COMMON STOCK

The Company, in its discretion, may postpone the issuance and/or delivery of shares of Common Stock upon any exercise of an Option or pursuant to an SAR Award or Restricted Stock Award until completion of such stock exchange listing, or registration, or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.

5.5 CHANGE IN STOCK AND ADJUSTMENTS

(a) In the event the outstanding shares of the Common Stock, as constituted from time to time, shall be changed as a result of a change in capitalization of the Company or a combination, merger, or reorganization of the Company into or with any other corporation or any other transaction with similar effects, there then shall be substituted for each share of Common Stock theretofore subject, or which may become subject, to issuance or transfer under the Plan, the number and kind of shares of Common Stock or other securities or other property into which each outstanding share of Common Stock shall be changed or for which each such share shall be exchanged and the Committee may make other equitable adjustments which it deems to be warranted including, in the case of any combination, merger or reorganization of the Company, such acceleration of vesting (in the case of Options or SARs) or release of restrictions (in the case of Restricted Stock) as the Committee may in its sole discretion deem warranted or appropriate. The Committee may also make comparable equitable adjustments as described in the preceding sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under this Section 5.5(a), the Board may take into account such factors as it deems appropriate, including (i) the restrictions of applicable law, (ii) the potential tax consequences of an adjustment and (iii) the possibility that some Awardees might receive an adjustment and a distribution or other unintended benefit, and in light of such factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Awards, modify vesting dates, defer the delivery of stock certificates or make other equitable adjustments. Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Board shall be final, binding and conclusive. In connection with any Adjustments made hereunder, the Committee shall be granted express authority to indemnify an optionee against any penalties in the form of taxes assessed under Section 409A (a)(1)(B) of the Internal Revenue Code as a result of such adjustment or any interest or similar penalty based on the failure to timely pay any such taxes arising under Section 409A.

(b) In the event of any change in applicable laws or any change in circumstances which results in or would result in any dilution of the rights granted under the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares of stock or other securities or other property theretofore subject, or which may become subject, to issuance or transfer under the Plan or in the terms and conditions of outstanding Options or Restricted Stock Awards, such adjustment shall be made in accordance with such determination. Any adjustment of an Incentive Stock Option under this paragraph shall be made only to the extent not constituting a "modification" within the meaning of Section 424(h) (3) of the Code. The Committee shall give notice to each Grantee, and upon notice such adjustment shall be effective and binding for all purposes of the Plan.

(c) In the event (i) the number of shares of Common Stock to be delivered upon the exercise in full of any Option granted under the Plan is reduced for any reason, (ii) any Option granted under the Plan can no longer under any circumstances be exercised, or (iii) shares awarded as Restricted Stock are forfeited, the number of shares no longer subject to such Option or forfeited shall thereupon be released and shall thereafter be available for new Option grants, new SAR Awards or new Restricted Stock Awards under the Plan; provided, however, that a surrender of all or part of an Option pursuant to Section 2.4 shall not be considered a lapse or termination for purposes of this provision.

(d) In the event of any stock split or combination or in the event of any dividend payable in shares of Common Stock, the Committee shall make such adjustment in the exercise price and number of shares subject to an Option (or the Fair Market Value on grant date and number of SARS) as may be equitable and appropriate. The terms of such adjustments may be included in documentation evidencing the Option or SAR. The certificate representing any stock dividend or stock split in respect of Restricted Stock Awards shall, during the Restricted Period, be delivered to and held in escrow as though delivered on the date of grant.

5.6 TERMINATION OF EMPLOYMENT AND DEATH

(a) If an Employee's employment is terminated for any reason whatsoever, any Option or SAR granted pursuant to the Plan outstanding at the time and all rights thereunder shall wholly and completely terminate except as provided in (b) and (c) below.

(b) Upon the normal retirement of an Employee:

(i) any unvested portion of any outstanding Restricted Stock, ISO or SAR grant shall be canceled and no further vesting will occur;

(ii) any portion of an ISO or SAR grant which vested on or before the normal Retirement date shall expire on the earliest of:

(a) the Option Expiration Date or the SAR Expiration Date as the case may be, or

(b) the expiration of three years from the normal Retirement date, or

(c) one year from the date of death of a retiree in the event of death after normal Retirement; and

(iii) Any unvested portion of any outstanding Non-qualified Stock Option granted to an Employee shall vest in accordance with the terms of the Plan, and any portion of a Non-qualified Stock Option granted to an Employee which vested on or before the normal Retirement date shall expire in accordance with the terms of the Plan, in each case notwithstanding the normal Retirement date.

(c) Upon termination of employment as a result of death or disability:

(i) all outstanding grants of Restricted Stock, Options or SARs shall vest notwithstanding the original vesting schedule; and,

(ii) any vested Option of SAR (including those vested pursuant to 5.6(c)(i)) shall expire upon the earlier of (a) the Option Expiration Date or SAR Expiration Date (as applicable) or (b) the first anniversary of such termination.

(d) Anything to the contrary herein notwithstanding, in no event shall an Incentive Stock Option terminate later than ten years after the date of grant.

SECTION 6. ADMINISTRATION

6.1 EFFECTIVE DATE AND GRANT PERIOD

The Plan shall become effective on October 1, 1993 (the "Effective Date"). No Stock Options, SARs or Restricted Stock Awards may be granted under the Plan after ten years from the Effective Date.

The Plan is subject to the approval of a majority of the shares of Common Stock present and voting at a meeting of stockholders of the Company. If the Plan is not so approved within one year after its adoption by the Board of Directors, the Plan shall not come into effect and any Option, SAR or Restricted Stock Award granted under the Plan shall terminate. No Option or SAR granted under the Plan shall be exercisable nor Restricted Stock vest unless and until such stockholder approval is obtained.

6.2 COMMITTEE AUTHORITY

(a) In addition to other authority granted to the Committee in the Plan, the Committee shall prescribe such forms and make such rules as it deems necessary for the proper administration of the Plan, shall correct any defect, supply any omission and reconcile any inconsistency in the Plan or in any Option, SAR or Restricted Stock Award in the manner and to the extent the Committee deems desirable to carry the Plan, Option, SAR or Restricted Stock Award into effect.

(b) The Committee may interpret or construe the Plan and any Option, SAR or Restricted Stock Award granted, and any interpretation of construction made by it in good faith shall be conclusive on the Company, its Subsidiaries, their successors and assigns, the Company stockholders, the participants in the Plan and their transferees, and other employees of the Company and its Subsidiaries.

(c) The Committee shall have the authority to advance (i) the Grantee's right to designate an Appreciation Date for any SAR, (ii) the date on which an Option shall become exercisable by the Grantee, and (iii) the date on which the Restriction Period of any Restricted Stock shall expire; provided, however, that no Option shall be exercised and no Appreciation Date shall be designated by an officer or director of the Company until the expiration of six months from the date of grant.

6.3 FUNDING

Except as provided under Section 4.1(b), no provision of the Plan shall require or permit the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Grantees shall have no rights under the Plan other than as unsecured general creditors of the Company except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

6.4 WITHHOLDING TAXES

(a) Whenever shares are to be issued or delivered pursuant to the Plan, the Company shall have the right, in its sole discretion, to either (i) require the Grantee to remit to the Company or (ii) withhold from any salary, wages or other compensation payable by the Company to the Grantee, an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Whenever payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy federal, state and local withholding tax requirements and authorized deductions.

(b) With respect to shares received by a Grantee pursuant to the exercise of an Incentive Stock Option, if such Grantee disposes of any such shares within two years from the date of grant of such option or within one year after the transfer of such shares to the Grantee, the Company shall have the right to withhold from any salary, wages or other compensation payable by the Company to the Grantee an amount sufficient to satisfy federal, state and local withholding tax requirements attributable to such disposition.

6.5 AMENDMENT AND TERMINATION

(a) The Plan may be amended or terminated by the Board of Directors of the Company by the affirmative vote of a majority of the directors in office. The Plan, however, shall not be amended, without prior approval of the shareholders, to increase the number of shares which may be issued or transferred to Grantees or transferees, to modify the eligibility requirements of the Plan pertaining to Incentive Stock Options, to extend the right of the Committee to grant Options, SARs and Restricted Stock Awards beyond ten years from the Effective Date, to reduce any Option price except to the extent authorized herein, or to alter any other feature of Incentive Stock Options as to which federal law required shareholder approval as a condition for incentive stock option treatment.

(b) No amendment or termination of the Plan shall impair any rights which have accrued under the Plan. However, any shares of the Company theretofore reserved for options not granted prior to such termination and any shares that have been awarded as Restricted Stock that are forfeited shall be released.

(c) The Plan shall be construed in accordance with the laws of the State of Delaware.

APPENDIX B

TODD SHIPYARDS CORPORATION

2003 INCENTIVE STOCK COMPENSATION PLAN

(AS AMENDED)

The 2003 Incentive Stock Compensation Plan ("2003 ISP") of Todd Shipyards Corporation (the "Company") is established to encourage eligible employees of the Company to acquire Common Stock in the Company and to enabled selected non-employees providing services to the Company to share in ownership of the Company. It is believed that the 2003 ISP will (i) stimulate participants' efforts on the Company's behalf, (ii) tend to maintain and strengthen their desire to remain associated with the Company, (iii) be in the interest of the Company and its Stockholders, and (iv) encourage participants to have a personal financial investment in the Company through ownership of its Common Stock.

1. Administration

The 2003 ISP shall be administered by the Compensation Committee of the Board of Directors of Todd Shipyards Corporation (the "Committee"). The Committee is authorized, subject to the provisions of the 2003 ISP, to establish such rules and regulations as it deems necessary for the proper administration of the 2003 ISP, and to make such determinations and to take such action in connection therewith or in relation to the 2003 ISP as it deems necessary or advisable, consistent with the 2003 ISP.

2. Eligibility

Regular full-time employees of the Company and its subsidiaries, including officers, whether or not directors of the Company, shall be eligible to participate in the 2003 ISP ("Eligible Employees") if designated by the Committee. Directors of the Company who are not otherwise Eligible Employees and consultants to or regularly retained representatives of the Company may also receive awards as "Eligible Persons" under the 2003 ISP, but no such person shall be eligible to receive an award in the form of an "incentive stock option" as that term is used in the Internal Revenue Code of 1986, as amended. It is intended that awards will be made principally to those employees who are officers or key employees of the Company and to other persons who are in a position to have significant impact or achievement of the Company's long term objectives.

3. Incentives

Incentives under the ISP may be granted in any one or a combination of (i) Incentive Stock Options (or other statutory stock options); (ii) Nonqualified Stock Options; (iii) Performance Share Awards; and (iv) Restricted Stock Grants (collectively "Incentives"). All Incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Committee. Determinations by the Committee under the ISP including without limitation, determinations of the Eligible Employees or Persons, the form, amount and timing of Incentives, the terms and provisions of Incentives, and the agreements evidencing Incentives, need not be uniform and may be made selectively among Eligible Employees or Persons who receive, or are eligible to receive, Incentives hereunder, whether or not such Eligible Employees or Persons are similarly situated.

4. Shares Available for Incentives

(a) Shares Subject to Issuance or Transfer. There is hereby reserved for issuance under the 2003 ISP an aggregate of 250,000 shares of the Company's Common Stock ("Common Stock).

In the event of a lapse, expiration, termination or cancellation of any Incentive granted under the 2003 ISP without the issuance of shares or payment of cash, or if shares are issued under a Restricted Stock Grant hereunder and are reacquired by the Company pursuant to rights reserved upon the issuance thereof, the shares subject to or reserved for such Incentive may again be used for new Incentives hereunder; provided that in no event may the number of shares issued hereunder exceed the total number of shares reserved for issuance.

(b) Limitations on Individual Awards. In any given year, no Eligible Employee or Eligible Person may be granted Incentives covering more than five percent (5%) of the number of fully-diluted shares of the Company's Common Stock outstanding as of the first business day of the Company's fiscal year.

(c) Recapitalization Adjustment. In the event the outstanding shares of the Common Stock, as constituted from time to time, shall be changed as a result of a change in capitalization of the Company or a combination, merger, or reorganization of the Company into or with any other corporation or any other transaction with similar effects, there then shall be substituted for each share of Common Stock theretofore subject, or which may become subject, to issuance or transfer under the Plan, the number and kind of shares of Common Stock or other securities or other property into which each outstanding share of Common Stock shall be changed or for which each such share shall be exchanged and the Committee may make other equitable adjustments which it deems to be warranted including, in the case of any combination, merger or reorganization of the Company, such acceleration of vesting (in the case of Options or SARs) or release of restrictions (in the case of Restricted Stock) as the Committee may in its sole discretion deem warranted or appropriate. The Committee may also make comparable equitable adjustments as described in the preceding sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under this Section 4(c), the Board may take into account such factors as it deems appropriate, including (i) the restrictions of applicable law, (ii) the potential tax consequences of an adjustment and (iii) the possibility that some Awardees might receive an adjustment and a distribution or other unintended benefit, and in light of such factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Awards, modify vesting dates, defer the delivery of stock certificates or make other equitable adjustments. Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Board shall be final, binding and conclusive. In connection with any Adjustments made hereunder, the Committee shall be granted express authority to indemnify an optionee against any penalties in the form of taxes assessed under Section 409A (a)(1)(B) of the Internal Revenue Code as a result of such adjustment or any interest or similar penalty based on the failure to timely pay any such taxes arising under Section 409A.

5. Stock Options

The Committee may grant options qualifying as Incentive Stock Options under the Internal Revenue Code of 1986, as amended or any successor code thereto (the "Code"), other statutory options under the Code, and Nonqualified Options (collectively "Stock Options"), and such Stock Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Option Price. The option price per share with respect to each Stock Option shall be determined by the Committee, but shall not be less than 90% of the fair market value of the Common Stock on the date the Stock Option is granted, as determined by the Committee; provided, however, that the option price per share with respect to each Incentive Stock Option shall not be less than 100% of the fair market value of the Common Stock on the date the Incentive Stock Option is granted, as determined by the Committee; and provided further that the option price per share with respect to any Incentive Stock Option granted to a person deemed to own more than ten percent (10%) of the Company's outstanding Common Stock shall not be less than 110% of the fair market value of the Common Stock on the date the Option is granted. During any period in which the Common Stock is listed for trading on a registered national securities exchange or on the NASDAQ National Market System, the fair market value shall be based on the average or closing price (or bid and asked prices, as appropriate) on the date of grant.

(b) Period of Option. The period of each Stock Option shall be fixed by the Committee, except that (i) every Incentive Stock Option granted shall be exercisable not more than ten (10) years after the date so granted, and (ii) no Incentive Stock Option granted to a person deemed to own more than ten percent (10%) of the Company's outstanding Common Stock shall be exercisable after the fifth anniversary of the date of grant of such Incentive Stock Option.

(c) Payment. The option price shall be payable at the time the Stock Option is exercised in cash or, at the discretion of the Committee, in whole or in part in the form of shares of Common Stock already owned by the grantee (based on the fair market value of the Common Stock on the date the option is exercised as determined by the Committee). No shares shall be issued until full payment therefore has been made. A grantee of a Stock Option shall have none of the rights of a stockholder until the shares are issued.

(d) Exercise of Option. The shares covered by a Stock Option may be purchased in such installments and on such exercise dates as the Committee may determine. Any shares not purchased on the applicable exercise date may be purchased thereafter at any time prior to the final expiration of the Stock Option. In no event (including those specified in paragraphs (e), (f ) and (g) of this section below) shall any Stock Option be exercisable after its specified expiration period.

(e) Termination of Employment. Upon the termination of a Stock Option grantee's employment (for any reason other than retirement, death or termination for deliberate, willful or gross misconduct), Stock Option privileges shall be limited to the shares which were immediately exercisable at the date of such termination and except as herein after provided, such privileges shall remain exercisable for not more than thirty days following the date of termination of employment or the stated expiration date of the Stock Option if earlier. The Committee, however, in its discretion may provide that any Stock Options outstanding but not yet exercisable upon the termination of a Stock Option grantee may become exercisable in accordance with a schedule to be determined by the Committee. Such Stock Option privileges shall expire unless exercised within such period of time after the date of such termination as may be established by the Committee either at the date such Stock Option is granted or subsequently. If a Stock Option grantee's employment is terminated for deliberate, willful or gross misconduct, as determined by the Company, all rights under the Stock Option shall expire upon receipt of the notice of such termination. In the case of options issued to Eligible Persons who are not employees of the Company, the term "employment" as used in this provision shall mean continued service of such Eligible Person in the capacity giving rise to the award.

(f) Retirement. Upon retirement of the Stock Option grantee, Stock Option privileges shall apply to those shares immediately exercisable at the date of retirement and such privileges shall remain in force until the earlier of six months following the date of retirement or the stated expiration date of the Stock Option if earlier. The Committee, however, in its discretion, may provide at the time of grant that any Stock Options outstanding but not yet exercisable upon the retirement of the Stock Option grantee may become exercisable in accordance with a schedule to be determined by the Committee. Stock Option privileges shall expire unless exercised within such period of time as may be established by the Committee.

(g) Death. Upon the death of a Stock Option grantee, Stock Option privileges shall apply to those shares which were immediately exercisable at the time of death and such privileges shall remain in force until the earlier of one year following the date of death or the stated expiration date of the Stock Option if earlier. The Committee, however, in its discretion, may provide at the time of grant that any Stock Options outstanding but not yet exercisable upon the death of a Stock Option grantee may become exercisable in accordance with a schedule to be determined by the Committee. Such privileges shall expire unless exercised by legal representatives within a period of time as determined by the Committee but in no event later than the date of the expiration of the Stock option.

(h) Limits on Incentive Stock Options. Except as may otherwise be permitted by the Code, the Committee shall not, in the aggregate, grant an Eligible Employee, Incentive Stock Options that are first exercisable during any one calendar year to the extent that the aggregate fair market value of the Common Stock, at the time the Incentive Stock Options are granted, exceeds $100,000.

6. Performance Share Awards

The Committee may grant awards under which payment may be made in shares of Common Stock, cash or any combination of shares and cash if the performance of the Company or any subsidiary or division of the Company selected by the Committee during the Award Period meets certain goals established by the Committee ("Performance Share Awards"). Such Performance Share Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a) Award Period and Performance Goals. The Committee shall determine and include in a Performance Share Award grant the period of time for which a Performance Share Award is made ("Award Period"). The Committee shall also establish performance objectives ("Performance Goals") to be met by the Company, subsidiary or division during the Award Period as a condition to payment of the Performance Share Award. The Performance Goals may include earnings per share, return on stockholder equity, return on assets, net income, or any other financial or other measurement established by the Committee. The Performance Goals may include minimum and optimum objectives or a single set of objectives.

(b) Payment of Performance Share Awards. The Committee shall establish the method of calculating the amount of payment to be made under a Performance Share Award if the Performance Goals are met, including the fixing of a maximum-payment. The Performance Share Award shall be expressed in terms of shares of Common Stock and referred to as "Performance Shares". After the completion of an Award Period, the performance of the Company, subsidiary or division shall be measured against the Performance Goals, and the Committee shall determine whether all, none or any portion of a Performance Share Award shall be paid. The Committee, in its discretion, may elect to make payment in shares of Common Stock, cash or a combination of shares and cash. Any cash payment shall be based on the fair market value of Performance Shares on, or as soon as practicable prior to, the date of payment.

(c) Revision of Performance Goals. At any time prior to the end of an Award Period, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur which have a substantial effect on the performance of the Company, subsidiary or division and which in the judgment of the Committee make the application of the Performance Goals unfair unless a revision is made. In the case of options issued to Eligible Persons who are not employees of the Company, the term "employment" as used in this provision shall mean continued service of such Eligible Person in the capacity giving rise to the award.

(d) Requirement of Employment. A grantee of a Performance Share Award must remain in the employment of the Company until the completion of the Award Period in order to be entitled to payment under the Performance Share Award; provided that the Committee may, in its sole discretion, provide for a partial payment where such an exception is deemed equitable.

(e) Dividends. The Committee may, in its discretion, at the time of the granting of a Performance Share Award, provide that any dividends declared on the Common Stock during the Award Period, and which would have been paid with respect to Performance Shares had they been owned by a grantee, be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and used to increase the number of Performance Shares of the grantee

7. Restricted Stock Grants

The Committee may issue shares of Common Stock to a grantee which shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe ("Restricted Stock Grant"):

(a) Requirement of Employment. A grantee of a Restricted Stock Grant must remain in the employment of the Company during a period designated by the Committee ("Restriction Period"). If the grantee leaves the employment of the Company prior to the end of the Restriction Period, the Restricted Stock Grant shall terminate and the shares of Common Stock shall be returned immediately to the Company, provided that the Committee may, at the time of the grant, provide for the employment restriction to lapse with respect to a portion or portions of the Restricted Stock Grant at different times during the Restriction Period. The Committee may, in its discretion, also provide for such complete or partial exceptions to the employment restriction as it deems equitable. In the case of options issued to Eligible Persons who are not employees of the Company, the term "employment" as used in this provision shall mean continued service of such Eligible Person in the capacity giving rise to the award.

(b) Restrictions on Transfer and Legend on Stock Certificates. During the Restriction Period, the grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Common Stock except to a successor under Section 9 hereof. Each certificate for shares of Common Stock issued hereunder shall contain a legend giving appropriate notice of the restrictions in the grant.

(c) Escrow Agreement. The Committee may require the grantee to enter into an escrow agreement providing that the certificates representing the Restricted Stock Grant will remain in the physical custody of an escrow holder until all restrictions are removed or expire.

(d) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the Restriction Period if the conditions as to employment set forth above have been met. The grantee shall then be entitled to have the legend removed from the certificates.

(e) Dividends. The Committee shall, in its discretion, at the time of the Restricted Stock Grant, provide that any dividends declared on the Common Stock during the Restriction Period shall either be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and paid to the grantee only after the expiration of the Restriction Period.

8. Discontinuance or Amendment of the Plan.

The Committee of Directors may discontinue the 2003 ISP at any time and may from time to time amend or revise the terms of the 2003 ISP as permitted by applicable statutes except that it may not revoke or alter, in a manner unfavorable to the grantees of any Incentives hereunder, any Incentives then outstanding, nor may the Committee amend the 2003 ISP without stockholder approval, where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Exchange Act, or any other requirement of applicable law or regulation. No Incentive shall be granted under the 2003 ISP after September 11, 2013 but Incentives granted theretofore may extend beyond that date.

9. Nontransferability

Each Incentive granted under the 2003 ISP shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined under the Code, and with respect to Stock Options, shall be exercisable, during the grantee's lifetime, only by the grantee or the grantee's guardian or legal representative.

10. No Right of Employment of Association

Neither the 2003 ISP nor any Incentives granted hereunder shall confer upon any Eligible Employee the right to continued employment with the Company or affect in any way the right of the Company to terminate the employment of an Eligible Employee at any time and for any or no reason. Neither the 2003 ISP nor any Incentives granted hereunder shall confer upon any Eligible Person the right to continued association with the Company as a director or consultant or otherwise.

11. Taxes

The Company shall be entitled to withhold the amount of any tax attributable to any amount payable or shares deliverable under the 2003 ISP after giving the person entitled to receive such amount or shares notice as far in advance as practicable and may condition delivery of certificates evidencing shares awarded or purchased under the 2003 ISP upon receipt of funds to effect such withholding.

12. Listing and Registration of the Shares

Each option issued hereunder shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to the option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, such option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

13. Effective Date

The Plan shall be effective as of September 12, 2003 (the "Effective Date"); no Incentives may be awarded under the 2003 ISP prior to the Effective Date.